FOR IMMEDIATE RELEASE
May 30, 2014

DISCOVERY COMMUNICATIONS COMPLETES ACQUISITION OF CONTROLLING INTEREST IN EUROSPORT INTERNATIONAL

•	Majority Control of Eurosport Strengthens Discovery’s Position as World’s #1 Pay-TV Programmer by Expanding into Sports Programming.

•	Eurosport’s Brands and Businesses to Benefit from Discovery’s Operational Acumen, Local Expertise and Global Platforms.

•	Additional Reach and Scale Combined with Increased Investment in “Must-Have” Content Will Create New Value for Advertisers, Affiliates and Audiences across Europe and Asia.

(Silver Spring, Md. and Paris, France) – Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) today announced the completion of its acquisition of a controlling interest in Eurosport International, Europe’s leading sports entertainment group. Discovery increased its interest in Eurosport to 51% from 20% as part of a larger strategic partnership with TF1 Group that began in December 2012.

Discovery was one of the first U.S. media companies to launch channels in Europe in 1989 and has invested steadily and significantly in its international business for 25 years. With the addition of Eurosport’s six pay-TV brands, Eurosport, Eurosport HD, Eurosport 2, Eurosport 2 HD, Eurosport Asia-Pacific and Eurosportnews, Discovery Communications now operates more than 210 worldwide TV networks reaching 2.7 billion cumulative subscribers.

“Today is an exciting day for Discovery Communications and our leadership as the number one pay-TV programmer in the world. Eurosport is a perfect strategic fit for growing market share, strengthening relationships with advertisers and affiliates, and bringing ‘must have’ content to passionate viewers across the globe,” said David Zaslav, President and CEO of Discovery Communications. “By combining Eurosport’s popular sports programming with Discovery’s global brands and local expertise, we will continue to capitalize on the international growth of pay-TV and create long-term value for our shareholders.”

Discovery intends to make long-term strategic decisions and targeted investments to strengthen and expand Eurosport’s sports programming and services to nourish and maximize Eurosport’s audience and reach. As part of that effort, Discovery will be working with Eurosport management and employees on a long-term business plan that fully optimizes Eurosport’s channels as part of Discovery’s suite of global networks.

“Together, Discovery and Eurosport are undoubtedly stronger. Discovery has built the most successful international pay-TV business in all of media and we are excited to utilize that expertise to further strengthen Eurosport’s programming and platforms,” said Jean-Briac Perrette, President of Discovery Networks International. “We would like to thank TF1 for its leadership of Eurosport International and for giving us such a wonderful opportunity to expand our partnership.”

“Eurosport is perfectly poised for its next phase of growth and I can think of no better partner than Discovery to make this vision a reality,” said Nonce Paolini, Chairman and CEO of TF1. “Discovery has a proven track record of a long-term investment strategy that creates value for advertisers, affiliates and audiences around the world.”

The closing price for Eurosport International was based on an average enterprise valuation for the Eurosport Group of €902 million (approximately $1.2 billion), partly corresponding to the initial valuation and partly to a higher valuation linked to the control of the company. From this group valuation, the value of Eurosport France (€85 million, approximately $115 million) has been deducted. TF1 expects to retain its 80% interest in Eurosport France until at least January 1, 2015. Also, today’s closing does not impact the other two elements of the original deal – the 20% interest Discovery acquired in TV Breizh, Histoire, Ushuaïa TV and Stylía channels, and a production alliance with TF1 Group. TF1 will retain the ability to exercise a put option over the remaining 49% in Eurosport International, which would potentially increase Discovery’s ownership to 100%.

About Discovery Communications

Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s #1 pay-TV programmer reaching 2.7 billion cumulative subscribers in more than 220 countries and territories. Discovery is dedicated to satisfying curiosity, engaging and entertaining viewers with high-quality content on more than 210 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery and Science, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery also controls Eurosport International, a premier sports entertainment group, including six pay-TV network brands across Europe and Asia. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com

About Eurosport

In 2014 Eurosport celebrates 25 years of leadership in live sports broadcasting and digital innovation.

The Eurosport Group is Europe's leading sports entertainment group. Eurosport, the n°1 pan-European TV channel, broadcasts in 20 languages and reaches 135 million homes across 54 countries. Eurosport HD is the high definition simulcast of Eurosport. Eurosport 2 broadcasts to 72 million households in 18 languages across 51 countries. Eurosport 2 HD was launched in August 2009. Eurosport Asia-Pacific reaches 16 countries in the region and launched an HD channel in September 2011. Eurosportnews is the sports news channel transmitted worldwide. Eurosport.com, Europe's n°1 online sports destination, has up to 23 million unique users per month (comScore) across an international network of sports websites in 11 languages, including Yahoo! co-branded sites in Germany, Spain, Italy and the UK. The Eurosport.com free mobile applications are available in 10 languages. Eurosport Player, Eurosport's online TV service, provides LIVE and on-demand sports to fans' PCs in 53 countries and the Player application is available for mobile, tablet and connected TV in up to 40 countries. Eurosport Events is the group's expert division in the management and promotion of international sporting events.

CONTACTS

For Discovery Communications:

Global Communications
Michelle Russo, +1 240-662-2901, Michelle_Russo@discovery.com

Investor Relations
Craig Felenstein, +1 212-548-5109, Craig_Felenstein@discovery.com

For TF1:

Corporate Communications
Virginie Duval, +33 1 41 41 29 59, vduval@tf1.fr

Investor Relations
Christine Bellin, +33 1 41 41 27 32, comfi@tf1.fr